Exhibit 99.28(d)(1)

1st Amended and Restated Appendix A

to the

INVESTMENT ADVISORY AGREEMENT

BETWEEN

INVESTMENT MANAGERS SERIES TRUST II

AND

Alpine Investment Management, LLC

Fund/Class	Advisor Fee	Effective Date

ACR Multi-Strategy Quality Return (MQR) Fund	1.00%	12/31/14
ACR International Quality Return (IQR) Fund	1.00%	12/30/16

Amended and approved by the Board on October 19, 2016.

Agreed and accepted this 3rd day of November, 2016.

INVESTMENT MANAGERS SERIES TRUST II		Alpine Investment Management, LLC

By:	/s/ Joy Ausili	By:	/s/ Stephen A. Mace
Print Name:	Joy Ausili	Print Name:	Stephen A. Mace
Title:	Vice President	Title:	Executive Vice President